Exhibit 10.7

[PRIME GROUP REALTY TRUST LETTERHEAD]

October 21, 2004

Mr. Roy Rendino

906 S. Maple

Mt. Prospect, Illinois 60056-4338

Re:	Amendment to Employment Letter of April 6, 1998

Dear Mr. Rendino:

Reference is made to that certain letter agreement, dated as of April 6, 1998 (the “Letter Agreement”), between you and Prime Group Realty Trust (“PGRT” and, together with Prime Group Realty, L.P., “Employer”), pursuant to which you became employed by Employer as Senior Vice President-Finance and Chief Accounting Officer. The purpose of this letter is to amend and supplement the terms of the Letter Agreement.

The term of this letter shall expire on November 17, 2005 (the “Initial Term”), provided, however, that this letter shall automatically be renewed for successive one year terms following the Initial Term (each a “Renewal Term”), unless at least six (6) months prior to, in the case of a non-renewal by Employer, or at least thirty (30) days prior to, in the case of a non-renewal by you, the end of the Initial Term or any Renewal Term, as applicable, either party shall give the other written notice of its intention to terminate this letter. It being understood by you and Employer that a termination of this letter shall not constitute a termination of the Letter Agreement and that in the event of a termination of this letter, the Letter Agreement, without giving effect to this letter, shall remain in full force and effect to the extent the Letter Agreement has not otherwise been terminated.

Pursuant to the Letter Agreement, you are, among other things, entitled to receive one year’s base salary as severance if you are terminated by Employer without cause or following a change of control. In addition to the foregoing, in the event of a change of control, you may terminate your employment with Employer upon thirty (30) days’ written notice to Employer prior to or following any change of control of Employer (any such notice given prior to a change of control may be contingent on the timing and actual occurrence of the change of control event) provided such written notice is given to Employer no later than sixty (60) days after the change of control event. You shall continue to perform, at the election of Employer, your duties under the Letter Agreement, as amended hereby, for an additional thirty (30) days following notice of termination; provided, however, in the event the notice of termination is given by you prior to a change of control (and such notice is contingent on the occurrence of the change of control), you shall perform your duties under the Letter Agreement, as amended hereby, for an additional thirty (30) days following the change of control; provided, that you have received payment of the one year’s base salary as severance simultaneously with the closing of the change of control.

The Letter Agreement is further amended to include the following definition of change of control: a “change of control” of Employer shall be deemed to have occurred if: (1) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a “group” as defined in Section 13(d)(3) of the Exchange Act (but excluding a trustee or other fiduciary holding securities under an employee benefit plan of Employer), becomes the beneficial owner of shares of beneficial interests or limited partnership interests, as applicable, of Employer having at least fifty percent (50%) of the total number of votes that may be cast for the election of trustees of Employer; (2) the merger or other business combination of Employer, sale of all or substantially all of Employer’s assets or combination of the foregoing transactions (a “Transaction”), other than a Transaction immediately following which the shareholders of Employer immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the Transaction); or (3) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were trustees of Employer immediately before the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Trustees of PGRT (the “Board”) or a majority of the board of trustees of any successor to Employer, provided that, any trustee who was not a trustee as of the date hereof shall be deemed to be an Incumbent Director if such trustee was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the trustees who then qualified as Incumbent Directors either actually or by prior operation of this provision, unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision.

Except as expressly set forth herein, all of the terms and provisions of the Letter Agreement shall remain in full force and effect. Except as expressly provided for in the second paragraph of this letter, the Letter Agreement, as amended hereby, supersedes and is in lieu of any and all other employment agreements or arrangements between you and Employer or its predecessor or any subsidiary, and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

Please confirm your acknowledgement and agreement with the foregoing by signing on the space provided below and returning the original signed copy to Prime Group Realty Trust, Suite 3900, 77 West Wacker Drive, Chicago, IL 60601, Attn: General Counsel.

Very truly yours,

/s/ Jeffrey A. Patterson
Jeffrey A. Patterson
President and Chief Executive Officer of
Prime Group Realty Trust

Acknowledged and Agreed to:

/s/ Roy Rendino
Roy Rendino